SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed, on February 24, 2009, Noble International, Ltd. (the “Company”) entered into a forbearance agreement (the “Forbearance Agreement”) with Comerica Bank, as agent for itself and other lenders (the “Lenders”) under the Company’s U.S. and Canadian credit facility (the “Credit Facility”). Under the Forbearance Agreement, the Lenders agreed to refrain from exercising remedies under the Credit Facility until March 23, 2009 (the “Expiration Date”), subject to earlier termination. One event of termination under the Forbearance Agreement is a default under the Revolving and Term Credit Agreement dated as of July 31, 2006 (the “Mexican Credit Agreement”) among the Company’s Mexican subsidiary, Pullman de Queretaro, S.A. de C.V. (“Pullman de Queretaro”) as borrower, the Company and the Company’s Mexican subsidiaries, Pullman de Mexico, S.A. de C.V. and Pullman de Puebla, S.A. de C.V., as guarantors, and Comerica Bank as lender.

Under the Mexican Credit Agreement, Pullman de Queretaro was obligated to repay outstanding principal of approximately $9.2 million on March 2, 2009. Concurrently with the execution of the Forbearance Agreement, Comerica Bank agreed that if a partial payment of the outstanding principal owed under the Mexican Credit Agreement was repaid on or before March 2, 2009, it would forbear through the Expiration Date from exercising remedies it had under the Mexican Credit Agreement.

On March 6, 2009, the parties to the Mexican Credit Agreement entered into a forbearance agreement (the “Mexican Forbearance Agreement”). As consideration for the Mexican Forbearance Agreement, Pullman de Queretaro has made a principal payment of $1.5 million to Comerica Bank. Pursuant to the Mexican Forbearance Agreement, interest on amounts owed under the Mexican Credit Agreement will now accrue at the interest rates set forth in the Mexican Credit Agreement plus an additional 2% per annum. Other terms of the Mexican Forbearance Agreement are substantially similar to those of the Forbearance Agreement. The Mexican Forbearance Agreement, like the Forbearance Agreement, expires on March 23, 2009.

The Company is continuing to analyze and consider strategic alternatives available to it. The Company remains in discussion with its lenders, customers and others to identify both short- and long-term funding solutions for its liquidity needs.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President, General Counsel and Secretary

March 9, 2009